Exhibit 99.1
Spherix to Present at the LD Micro 4th Invitational Conference

-- Company to present at 11:30 am (PT) June 4, 2014 --

BETHESDA, MD., June 4, 2014 /PRNewswire/ -- Spherix Incorporated (NASDAQ:SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that Mr. Anthony Hayes, CEO, will present at the LD Micro 4th Invitational Conference. The Company’s presentation is scheduled for 11:30 a.m. (PT) June 4, 2014 in track four.

The conference is being held at the Luxe Hotel, 11461 Sunset Boulevard, Los Angeles. Mr. Hayes will be available during the day on June 4, 2014 for one-on-one meetings. To schedule a one-on-one meeting, please contact your LD Micro representative.

The company’s group presentation will be available for the public to access at http://wsw.com/webcast/ldmicro6/SPEX or via its corporate website at www.spherix.com.

About LD Micro

LD Micro is a newsletter firm that focuses on finding undervalued companies in the micro-cap space. Since 2002, the firm has published reports on select companies throughout the year. LD Micro concentrates on finding, researching, and investing in companies that are often overlooked by institutional investors. It is a non-registered investment advisor. For more information on the list of presenting companies or to register for the event, please visit http://www.ldmicro.com or call (408) 457-1042.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Investor Relations Contact:
Hayden/ MS-IR
Brett Mass
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix Contact:
Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com